EXHIBIT 19
STOCK PURCHASE AGREEMENT
dated as of September 11, 2020
by and among
PIVOT BUYER LLC
and
THE SELLERS NAMED HEREIN

This STOCK PURCHASE AGREEMENT, dated as of September 11, 2020 (this “Agreement”), is entered into by and among Pivot Buyer LLC, a Delaware limited liability company (“Buyer”), and the entities listed on Exhibit A (each a “Seller”, and collectively, the “Sellers”).  Certain capitalized terms used herein are defined in Section 5.19.
WHEREAS, each Seller is the beneficial owner of the aggregate number of shares of common stock, par value $0.001 per share, of Scientific Games Corporation, a Nevada corporation (the “Company”), set forth opposite its name on Exhibit A hereto (collectively, with respect to all Sellers, the “Shares”);
WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Shares;
WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:
ARTICLE I

SALE AND PURCHASE OF SHARES
Section 1.01  Stock Purchase.  Subject to the terms and conditions of this Agreement, at the Closings (as defined in Section 1.02), the Sellers shall sell, assign, transfer, convey and deliver, or cause the sale, assignment, transfer, conveyance and delivery, to Buyer or its Permitted Buyer Designee(s), and Buyer shall purchase, acquire and accept from the Sellers, or cause to be purchased, acquired and accepted from the Sellers by such Permitted Buyer Designee(s) (it being understood and agreed that no such designation shall relieve Buyer of any of its obligations hereunder), all right, title and interest in and to all of the applicable Shares, free and clear of all Liens (as defined in Section 2.03) (other than transfer restrictions arising under applicable securities laws and any Liens created by or on behalf of Buyer or its affiliates) in exchange for payment to the Sellers (or such Seller’s designee) pursuant to Section 1.02 in the amount of $28.00 per share (the “Per Share Purchase Price” and the aggregate amount to be paid to the Sellers for all Shares pursuant to Section 1.02, the “Aggregate Purchase Price”), without interest, deduction or withholding except as provided in Section 4.04 (the “Stock Purchase”).  The Per Share Purchase Price shall be equitably adjusted from time to time for any stock split, reverse stock split, recapitalization or similar change with respect to the common stock of the Company to provide to Buyer and the Sellers the same economic effect at each Closing as contemplated by this Agreement prior to such change.

Section 1.02  Closings.  The Closings of each Stock Purchase (the “Closings”) will take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 or at such other place as the Sellers and Buyer mutually agree, as follows:
(a) The initial closing of the Stock Purchase (the “Initial Closing”) shall take place immediately following the execution and delivery of this Agreement, subject to the satisfaction of the conditions set forth in Section 1.03 (except Section 1.03(b)(iv)) or, to the extent permissible, waiver by the party or parties entitled to the benefit of such conditions.  The date on which the Initial Closing occurs is referred to as the “Initial Closing Date.” At the Initial Closing, the Sellers shall sell, assign, transfer, convey and deliver, or cause the sale, assignment, transfer, conveyance and delivery, to Buyer or its Permitted Buyer Designee(s), and Buyer shall purchase, acquire and accept from the Sellers, or cause to be purchased, acquired and accepted from the Sellers by such Permitted Buyer Designee(s) (it being understood and agreed that no such designation shall relieve Buyer of any of its obligations hereunder), all right, title and interest in and to all of the Initial Closing Shares, free and clear of all Liens (other than transfer restrictions arising under applicable securities laws and any Liens created by or on behalf of Buyer or its affiliates) in exchange for payment to the Sellers (or such Seller’s designee) of the Initial Closing Purchase Price.
(b) The second closing of the Stock Purchase (the “Second Closing”) shall take place on the fifteenth (15th) day following the Initial Closing Date, or such other date that is mutually acceptable to the parties, subject to the satisfaction of the conditions set forth in Section 1.03 (except Section 1.03(b)(iv)) or, to the extent permissible, waiver by the party or parties entitled to the benefit of such condition.  The date on which the Second Closing occurs is referred to as the “Second Closing Date”.  At the Second Closing, the Sellers shall sell, assign, transfer, convey and deliver, or cause the sale, assignment, transfer, conveyance and delivery, to Buyer or its designee, and Buyer shall purchase, acquire and accept from the Sellers, or cause to be purchased, acquired and accepted from the Sellers by such Permitted Buyer Designee(s) (it being understood and agreed that no such designation shall relieve Buyer of any of its obligations hereunder), all right, title and interest in and to all of the Second Closing Shares, free and clear of all Liens (other than transfer restrictions arising under applicable securities laws and any Liens created by or on behalf of Buyer or its affiliates) in exchange for payment to the Sellers (or such Seller’s designee) of the Second Closing Purchase Price.
(c) The third closing of the Stock Purchase (the “Third Closing”) shall take place on the fifteenth (15th) day following the Second Closing Date, or such other date that is mutually acceptable to the parties, subject to the satisfaction of the conditions set forth in Section 1.03 (except Section 1.03(b)(iv)) or, to the extent permissible, waiver by the party or parties entitled to the benefit of such condition.  The date on which the Third Closing occurs is referred to as the “Third Closing Date”.  At the Third Closing, the Sellers shall sell, assign, transfer, convey and deliver, or cause the sale, assignment, transfer, conveyance and delivery, to Buyer or its designee, and Buyer shall purchase, acquire and accept from the Sellers, or cause to be purchased, acquired and accepted from the Sellers by such Permitted Buyer Designee(s) (it being understood and agreed that no such designation shall relieve Buyer of any of its obligations hereunder), all right, title and interest in and to all of the Third Closing Shares, free and clear of all Liens (other than transfer restrictions arising under applicable securities laws and any Liens created by or on behalf of Buyer or its affiliates) in exchange for payment to the Sellers (or such Seller’s designee) of the Third Closing Purchase Price.
(d) The fourth closing of the Stock Purchase (the “Fourth Closing”) shall take place on the fifteenth (15th) day following the Third Closing Date, or such other date that is mutually acceptable to the parties, subject to the satisfaction of the conditions set forth in Section 1.03 or, to the extent permissible, waiver by the party or parties entitled to the benefit of such condition.  The date on which the Fourth Closing occurs is referred to as the “Fourth Closing Date”.  At the Fourth Closing, the Sellers shall sell, assign, transfer, convey and deliver, or cause the sale, assignment, transfer, conveyance and delivery, to Buyer or its designee, and Buyer shall purchase, acquire and accept from the Sellers, or cause to be purchased, acquired and accepted from the Sellers by such Permitted Buyer Designee(s) (it being understood and agreed that no such designation shall relieve Buyer of any of its obligations hereunder), all right, title and interest in and to all of the Fourth Closing Shares, free and clear of all Liens (other than transfer restrictions arising under applicable securities laws and any Liens created by or on behalf of Buyer or its affiliates) in exchange for payment to the Sellers (or such Seller’s designee) of the Fourth Closing Purchase Price.
(e) The date on which the applicable Closing occurs is referred to as the “Closing Date.” Notwithstanding anything in this Agreement to the contrary, (i) the term “Closing,” shall refer to any of the Initial Closing, the Second Closing, the Third Closing or the Fourth Closing, as applicable, (ii) the term “Closing Date” shall refer to any of the Initial Closing Date, the Second Closing Date, the Third Closing Date or the Fourth Closing, as applicable, and (iii) the term “Stock Purchase” shall refer to any of the purchases and sales contemplated to occur at any of the Closings, as applicable.
(f) Delivery of the Shares shall be made through the facilities of The Depository Trust Company to an account designated by the Buyer or otherwise in electronic book entry, solely to the extent delivery of the Shares through The Depository Trust Company cannot be affected without unreasonable effort.  The parties shall reasonably cooperate with The Depository Trust Company and/or the Company’s transfer agent in order to effect such delivery.
Section 1.03  Conditions.
(a) The obligations of each party to consummate each Stock Purchase and to effectuate each Closing are subject to the satisfaction or waiver of the following condition at the time of such Closing:
(i)
no restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Stock Purchase (a “Legal Restraint”) shall have taken effect after the date hereof and shall still be in effect.

(b) The obligations of Buyer to consummate each Stock Purchase and to effectuate each Closing are subject to the satisfaction or waiver of the following conditions at the time of such Closing (provided that the condition set forth in clause (iv) shall only apply to the Fourth Closing):
(i)
the representations and warranties of each Seller set forth in ARTICLE II shall be true and correct as of the date hereof and as of the Closing, except to the extent any such representation and warranty expressly relates to a specified date (in which case on and as of such specified date), and (other than the representations and warranties set forth in Section 2.03, which shall be true and correct in all respects at such time and at the Closing), except as would not, individually or in the aggregate, prevent, materially delay or materially impede the Closing;

(ii)	the Sellers shall have performed in all material respects all obligations to be performed by them on or prior to the Closing (other than the obligations contained in Section 4.04);
(iii)
Buyer shall have received a certificate from the Sellers, dated as of the Closing Date and signed on behalf of the Sellers by an authorized officer of the Sellers, to the effect that the conditions set forth in Section 1.03(b)(i) and Section 1.03(b)(ii) have been satisfied;

(iv)
solely with respect to the Fourth Closing, the Sellers shall have delivered to Buyer (A) a counterpart of the Assignment and Assumption Agreement and (B) a written confirmation that the M&F/Company Agreement remains unmodified and in full force and effect, in each case, duly executed by MacAndrews & Forbes Incorporated (“M&F”);

(v)
(x) prior to the Initial Closing, all of the directors serving on the board of directors of the Company (the “Board”) that have been designated by M&F (each, a “Seller Designee”) shall have submitted their respective resignations from the Board and any board of directors or similar governing body of any wholly owned subsidiary of the Company on which they serve and such resignations shall be effective subject to the occurrence of Initial Closing and (y) the individuals listed in Exhibit B (the “New Directors”) shall have been appointed to the Board; and

(vi)
neither party nor the Company shall have received any written communication from any Gaming Authority asserting that approval under Gaming Laws applicable to such Gaming Authority’s jurisdiction is required to consummate the Stock Purchase, which, if not obtained, would be reasonably likely to lead to the denial, revocation or suspension of any party’s or the Company’s gaming application, gaming license, approval or finding of suitability by such Gaming Authority where such denial, revocation or suspension would reasonably be expected to have a material and adverse effect on the Company.

(c) The obligations of the Sellers to consummate each Stock Purchase and to effectuate each Closing are subject to the satisfaction or waiver of the following conditions at the time of such Closing:
(i)
the representations and warranties of Buyer set forth in ARTICLE III shall be true and correct as of the date hereof and as of the Closing, except to the extent any such representation and warranty expressly relates to a specified date (in which case on and as of such specified date), and except as would not, individually or in the aggregate, prevent, materially delay or materially impede the Closing;

(ii)	Buyer shall have performed in all material respects all obligations to be performed by it on or prior to the Closing;
(iii)
the Sellers shall have received a certificate from Buyer, executed by its authorized signatory, to the effect that the conditions set forth in Section 1.03(c)(i) and Section 1.03(c)(ii) have been satisfied; and

(iv)	Buyer shall have delivered to the Sellers a counterpart of the Assignment and Assumption Agreement duly executed by Buyer.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Except as set forth on the corresponding section or subsection of the Sellers Disclosure Letter (it being understood that disclosure in any section or subsection shall be deemed to qualify any other section in this Agreement to the extent that it is reasonably apparent from the context or content of such disclosure that such disclosure also qualifies or applies to such other section or subsection), the Sellers hereby jointly and severally make the following representations and warranties to Buyer:
Section 2.01  Power; Authorization; Enforceability.
(a) Each Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.
(b) Each Seller has all requisite power and authority to execute and deliver this Agreement and to consummate the Stock Purchase.  The execution and delivery by each Seller of this Agreement and the consummation by it of the Stock Purchase have been duly authorized by all necessary, corporate, limited liability company, trust or other organizational action on the part of such Seller.  Each Seller has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the other parties, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other statute, law, rule or regulation (“Law”) of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a proceeding at law or in equity).
Section 2.02  No Conflicts; No Consents.
(a) The execution, delivery and performance of this Agreement by the Sellers and the consummation by the Sellers of the transactions contemplated hereby do not conflict with or violate the organizational documents of any of the Sellers.
(b) The execution, delivery and performance by the Sellers of this Agreement and the consummation by the Sellers of the transactions contemplated hereby require no consent, approval, authorization or permit of or other action by, or filing, declaration, registration with, or notification to any Governmental Authority other than:
(i)
compliance with and filings under any applicable Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (“Antitrust Laws”);

(ii)
the consents, registrations, approvals, rulings, findings of qualification and/or suitability, licenses, declarations, notices or filings required to be made, given or obtained under the Gaming Laws in connection with this Agreement, the consummation of the Stock Purchase or any other transactions contemplated by this Agreement in order to maintain, and otherwise prevent the voiding, invalidating, revocation or suspension of, gaming licenses, approvals, consents, rulings and agreements that allow the Company and/or its subsidiaries to legally engage in gaming related business transactions (collectively, the “Gaming Approvals”);

(iii)
any filings required under, and compliance with any other applicable requirements of, the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder (the “Securities Act”), the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder (the “Exchange Act”), and any other applicable Laws concerning state or federal securities or the rules and regulations of the Nasdaq Stock Market (“Nasdaq”); or

(iv)
any consents, approvals, authorizations, permits, filings, declarations, actions, registrations, or notifications the absence of which would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby.

Section 2.03  Title to Shares.  Each Seller is the owner of, and has good, valid and marketable title to, the Shares set forth next to such Seller’s name on Exhibit A, which shares are not subject to any restricted legends, and upon delivery to Buyer of such Shares, against payment made pursuant to this Agreement, Buyer will obtain good and valid title to such Shares, free and clear of any pledges, liens, encumbrances or security interests of any kind (collectively, “Liens”)

(other than transfer restrictions arising under applicable securities laws and any Liens created by or on behalf of Buyer or its affiliates).
Section 2.04  Absence of Litigation.  There is no Action (as defined in Section 5.19) pending against or, to the knowledge of the Sellers, threatened against, or any judgment, order, injunction or decree (“Judgment”) imposed upon, any Seller or any of their respective affiliates before or by, or any settlement agreement or other similar written agreement with, any Governmental Entity of competent jurisdiction that would reasonably be expected to prevent, impair or materially delay the performance of this Agreement or the consummation of the Stock Purchase.
Section 2.05  Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Stock Purchase based upon arrangements made by or on behalf of any Seller or their affiliates and for which Buyer would be liable.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby makes the following representations and warranties to the Sellers:
Section 3.01  Power; Authorization; Enforceability.
(a) Buyer is duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization.  Buyer has all corporate or other organizational powers and all authority necessary to own or lease all of its properties and assets and to carry on its business as now conducted, except where the failure to have such power or authority would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated by this Agreement or otherwise have a materially adverse effect on the ability of Buyer to perform its material obligations under this Agreement.
(b) Buyer has all requisite corporate or other power and authority to execute and deliver this Agreement and to consummate the Stock Purchase.  The execution and delivery by Buyer of this Agreement and the consummation by it of the Stock Purchase have been duly authorized by all necessary corporate, limited liability company or other organizational action on the part of Buyer.  Buyer has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the other parties, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a proceeding at law or in equity).
Section 3.02  No Conflicts; No Consents.
(a) The execution and delivery by Buyer of this Agreement does not, and the consummation of the Stock Purchase and compliance with the terms hereof and thereof will not,

conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Buyer under, any provision of (i) the organizational documents of Buyer, (ii) any Contract to which Buyer is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.02(b), any Judgment or Law applicable to Buyer or any of its affiliates or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.
(b) The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby require no consent, approval, authorization or permit of or other action by, or filing, declaration, registration with, or notification to any Governmental Authority other than:
(i)	compliance with and filings under the Antitrust Laws;
(ii)	the Gaming Approvals;
(iii)
any filings required under, and compliance with any other applicable requirements of, the Securities Act, the Exchange Act and any other applicable Laws concerning state or federal securities or the rules and regulations of Nasdaq; or

(iv)
any consents, approvals, authorizations, permits, filings, declarations, actions, registrations, or notifications the absence of which would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby.

Section 3.03  Investment Intention; Accredited Investor.  Buyer has knowledge and experience in financial and business matters and it is capable of evaluating the merits and risks of acquiring the Shares.  Buyer is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act and is a “qualified institutional buyer” as defined in Rule 144A promulgated under the Securities Act.  Buyer or its Permitted Buyer Designee(s) will acquire the Shares for investment purposes, for its own account and not with a view towards distribution or for sale in violation of the Securities Act.  Buyer or its Permitted Buyer Designee(s) is acting as principal, and not as agent, in connection with the Stock Purchase and applicable Laws concerning federal and state securities.  Buyer understands that the Shares have not been registered under the Securities Act, or any applicable state or foreign securities Law, and cannot be sold unless subsequently registered under the Securities Act or applicable Laws concerning foreign securities or pursuant to an applicable exemption therefrom and pursuant to applicable Laws concerning state securities, as applicable.
Section 3.04  Financing.  Buyer is party to and has accepted a fully executed commitment letter, dated as of the date hereof (the “Equity Commitment Letter”), from Caledonia (Private) Investments Pty Limited (the “Equity Investor”) pursuant to which the Equity

Investor has agreed, subject to the terms and conditions thereof, to invest in Buyer the amounts set forth therein.  The Equity Commitment Letter provides that the Sellers are third-party beneficiaries thereof, in accordance with and subject to the terms and conditions set forth therein, and are entitled to enforce such agreement.  The equity financing committed pursuant to the Equity Commitment Letter is referred to in this Agreement as the “Equity Financing.”  Buyer has delivered to the Sellers a true, complete and correct copy of the executed Equity Commitment Letter.  Except as expressly set forth in the Equity Commitment Letter, there are no conditions precedent to the obligations of the Equity Investor to provide the Equity Financing or any contingencies that would permit the Equity Investor to reduce the total amount of the Equity Financing.  The Equity Commitment Letter constitutes the legal, valid binding and enforceable obligations of Buyer and all the other parties thereto and is in full force and effect.  As of the date of this Agreement, the Equity Commitment Letter has not been modified, amended or altered, no such amendment, modification, or alteration is contemplated and none of the commitments under the Equity Commitment Letter have been terminated, reduced, withdrawn or rescinded in any respect.  The Equity Commitment Letter will not be amended, modified or altered at any time through the Closing.  The Equity Financing, when funded in accordance with the Equity Commitment letter, will provide Buyer with cash proceeds on each Closing Date sufficient to consummate the transactions contemplated hereunder and to make all payments required to be made hereunder and in connection therewith, including the payment in full of the Aggregate Purchase Price and all other amounts, costs, fees and expenses of or payable by Buyer hereunder or otherwise in connection with the transactions contemplated hereunder.  Notwithstanding anything to the contrary in this Agreement, in no event shall the receipt or availability of any funds or financing (including the Equity Financing contemplated by the Equity Commitment Letter) by or to Buyer or any of its affiliates or any other financing transaction be a condition to any of the obligations of Buyer hereunder.
Section 3.05  Solvency.  Immediately after giving effect to the consummation of the transactions contemplated by this Agreement:
(a) the Fair Value of the assets of Buyer shall be greater than the total amount of Buyer’s liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), taken as a whole;
(b) Buyer shall be able to pay its debts and obligations in the ordinary course of business as they become due; and
(c) Buyer shall have adequate capital to carry on its current businesses and all businesses in which it is about to engage.
Section 3.06  Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Stock Purchase based upon arrangements made by or on behalf of Buyer or its affiliates and for which any Seller would be liable.
Section 3.07  Ownership of Company Stock.  Except for Shares acquired pursuant to this Agreement, none of Buyer or any of its affiliates (i) owns or will own at any time prior to the

Fourth Closing (directly or indirectly, beneficially or of record), or (ii) is or at any time prior to the Fourth Closing will be a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company other than this Agreement which agreement, arrangement or understanding would reasonably be expected to prevent, impair or materially delay Buyer’s ability to consummate the transactions contemplated hereby.
Section 3.08  Absence of Litigation.  There is no Action pending against or, to the knowledge of Buyer, threatened against, or any Judgment imposed upon, Buyer or any of its affiliates before or by, or any settlement agreement or other similar written agreement with, any Governmental Entity of competent jurisdiction that would reasonably be expected to prevent, impair or materially delay the performance of this Agreement or the consummation of the Stock Purchase.
Section 3.09  Gaming Approvals and Licensing Matters.  At all times prior to the Fourth Closing, neither Buyer nor any of its officers, directors or affiliates, or any existing beneficial owner of five percent (5%) or more of the voting stock of Buyer, in each case who or which will be required to be licensed or found qualified and/or suitable under applicable Gaming Laws in connection with ownership of the Shares, has or shall have ever been denied a gaming license, approval, or related finding of suitability by any Gaming Authority, or had or shall have had any gaming license or approval revoked or suspended.  As of the date hereof, there are no facts or circumstances with respect to Buyer or any of its affiliates insofar as such affiliate-owned interest would be attributable to Buyer under any applicable Gaming Law, that would prevent or materially delay receipt of any Gaming Approvals.
Section 3.10  Disclaimer.  Notwithstanding anything to the contrary herein, (a) none of the Sellers or any other Person shall be deemed to make to Buyer any representation or warranty, expressed or implied, and each of the Sellers hereby disclaims any such other representations and warranties, other than, in each case, as expressly made by such Seller in ARTICLE II and (b) without limiting the foregoing, none of the Sellers or any other Person makes any representation or warranty to Buyer with respect to (i) the Company or any of its affiliates or their respective businesses or financial condition or any projections, estimates or budgets or future results of operations of the Company or any of its affiliates, or (ii) any other information or documents (financial or otherwise) made available to Buyer or its counsel, accountants or advisors with respect to the Company or any of its affiliates.  Buyer hereby acknowledges and agrees to such disclaimer and that, except to the extent specifically set forth in ARTICLE II, Buyer is purchasing the Shares on an “as is, where is” basis.  Buyer has relied on publicly available information concerning the Company and its business, information provided to Buyer directly by the Company or its representatives and on Buyer’s own due diligence investigations, in order to evaluate the merits of the transactions contemplated by this Agreement.  Buyer also acknowledges that each Seller or their affiliates may be in possession of material, non-public information relating to the Company and/or the Shares and, in that event, will not disclose such information to Buyer and Buyer further acknowledges that it is prepared to purchase the Shares from such Seller on the foregoing basis and thereby waives any right to rescind or invalidate the purchase of the Shares from such Seller or seek any damages or other remuneration from such Seller based on the possession of any material, non-public information by such Seller or the lack of possession of any such material, non-public information by Buyer.

ARTICLE IV

COVENANTS
(a) Conduct of the Parties.
(a) The parties shall not, and shall cause its affiliates not to, from the date of this Agreement until the first to occur of the Fourth Closing Date or the termination of this Agreement in accordance with its terms, take any action or fail to take any action that is intended to or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the parties to consummate the Stock Purchase or the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement.
(b) Between the date hereof and the Fourth Closing Date, except with the prior written consent of Buyer, Sellers will (i) not enter into any agreement or understanding, or waive any rights, with respect to the Shares, (ii) not agree to any amendment of any agreement with respect to the Shares, except as contemplated by this Agreement and (iii) not knowingly take any other action in its capacity as holder of the Shares, in each case, that would reasonably be expected to materially and adversely affect the consummation of the transactions contemplated hereby or the rights of Buyer as a holder of the Shares.
Section 4.02  Reasonable Best Efforts.
(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall (and shall cause each of their applicable affiliates to) use its reasonable best efforts to take, or cause to be taken, all actions, and use its reasonable best efforts to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate, as promptly as practicable, the Stock Purchase and the other transactions contemplated by this Agreement, including, with respect to Buyer, complying with and (upon request by the Sellers) undertaking to any Governmental Authority (including Gaming Authorities) to comply and cause its affiliates to comply with its obligations under Section 8 of the Company Confidentiality Agreement and making, and causing its affiliates to make, any similar undertakings and representations to such Governmental Authority to the extent necessary to permit the Closing to occur as soon as possible following the date hereof.  Without limiting the foregoing, each of the parties agree to use its respective reasonable best efforts to (i) cause the conditions to the Stock Purchase set forth in Section 1.03 to be satisfied as promptly as practicable and to remain satisfied through the Fourth Closing, (ii) obtain promptly all necessary consents, approvals, orders, waivers, findings of qualification and/or suitability and authorizations of, actions or non-actions by, any Governmental Authority (including Gaming Authorities) or any third party necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Stock Purchase, and make all necessary registrations, declarations and filings with, and notices to, any Governmental Authorities (including pursuant to any applicable Antitrust Law necessary to start any applicable waiting period and including under Gaming Laws) and take all reasonable steps as may be necessary to obtain an approval from, or to avoid a suit, action, proceeding or investigation by, any Governmental Authority or other Persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Stock Purchase; provided, that, in no event shall the Sellers or any of their subsidiaries be required to pay, prior to the Closing, any fee, penalty or other consideration to obtain any consent, approval, order, waiver or authorization in connection with the transactions contemplated by this Agreement, including the Stock Purchase, other than amounts that are advanced or reimbursed substantially simultaneously by Buyer and (iii) execute and deliver any additional instruments necessary to consummate the Stock Purchase and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement.  In no event shall the Sellers be required to agree to take or enter into any action which is not conditioned upon the consummation of the Stock Purchase; provided, that, notwithstanding the foregoing, it is understood and agreed that any failure by the Sellers to agree to any such obligation or concession by reason of Buyer’s withholding its written consent from the Sellers to do so shall not constitute a breach by the Sellers of this Section 4.02.
(b) Without liming the generality of the parties’ undertakings pursuant to Section 4.02(a), Buyer shall take any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law or Gaming Law that may be asserted by any Governmental Authority (including Gaming Authorities) so as to enable the parties to consummate the transactions contemplated by this Agreement, including the Stock Purchase, as promptly as practicable, and in any event prior to the Outside Date (as defined in Section 5.13(b)(i)), including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, (i) the sale, divestiture or disposition of its or its affiliates’ assets, properties, businesses, or equity interests, and (ii) the entry into such other arrangements, agreements or amendments as are necessary or advisable in order to obtain any required Gaming Approvals or other regulatory approvals, and to avoid the entry of, or to have vacated, lifted, reversed or overturned any Legal Restraint, whether temporary, preliminary or permanent, that would restrain, delay or prevent the consummation of the transactions contemplated hereby as soon as possible.
(c) Each party agrees (i) to file all notifications and approval requests of any kind required under any applicable Antitrust Law or Gaming Law with respect to this Agreement and the transactions contemplated hereby, including the Stock Purchase (including all required initial applications and documents in respect of officers, directors, affiliates and any natural person or entity required to qualify, be found suitable or be licensed in connection with obtaining the Gaming Approvals and including, where appropriate, indications of further information to come by supplementary filing) as soon as reasonably practicable but in no event later than any date required by Law or a Governmental Authority, (ii) to supply as promptly as reasonably practicable, but in no event later than any date required by Law or a Governmental Authority, any additional information and documentary material in its possession that may be requested pursuant to any applicable Antitrust Law or Gaming Law, and (iii) to use its reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable consistent with, and subject to, the other provisions of this Section 4.02 to (A) cause the expiration or termination of the applicable waiting periods under any applicable Antitrust Law as promptly as reasonably practicable, including, if possible under applicable Law, by requesting early termination thereof, and (B) obtain all Gaming Approvals required to permit the parties hereto to consummate the transactions contemplated by this Agreement.  The Sellers and Buyer shall, in connection with the efforts referred to in Section 4.02(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any applicable Antitrust Law or Gaming Law, use reasonable best efforts to (A) cooperate in good faith in devising and implementing the strategy for obtaining any necessary clearances or required approvals under any Antitrust Laws or Gaming Laws; (B) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (C) keep the other party reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby (other than to the extent relating to private or personal information pertaining to any individual which may remain confidential); and (D) reasonably permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference, where reasonably practicable to do so, with, any Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by such applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences (telephonic or in person), where reasonably practicable to do so and in good faith take the other party’s views into account regarding the overall strategic direction of obtaining such clearances.
(d) In furtherance and not in limitation of the covenants of the parties contained in Section 4.02(a), subject to the last sentence of Section 4.02(a), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or Gaming Law or if any proceeding, whether judicial or administrative, is instituted (or threatened in writing to be instituted) by any Governmental Authority or any other private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or Gaming Law or which would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Stock Purchase and the other transactions contemplated by this Agreement, each of Buyer and the Sellers shall, subject to the other provisions of this Section 4.02, use reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed.
Section 4.03  Company Stockholders’ Agreement; Directors.  The Sellers and Buyer shall deliver counterparts of the Assignment and Assumption Agreement at the Fourth Closing duly executed by M&F or Buyer respectively.  The Sellers shall take all action necessary to cause each Seller Designee to resign from such directorship effective as of and conditioned upon the occurrence of the Initial Closing.  M&F hereby confirms that, pursuant to the M&F/Company Agreement, all of M&F’s rights and obligations under the Company Stockholders’ Agreement shall terminate effective as of and subject to the occurrence of the Fourth Closing, other than any such rights or obligations to be transferred to Buyer in connection with the Stock Purchase.  Until the Fourth Closing, M&F will not exercise any rights to appoint directors pursuant to the Company Stockholders’ Agreement except as permitted by the M&F/Company Agreement.
Section 4.04  IRS Form W-9.  On or prior to the Initial Closing Date, Sellers and M&F shall deliver to Buyer duly executed, true and valid copies of IRS Form W-9 certifying that each

Seller (or, if any such Seller is an entity that is disregarded as separate from its owner for U.S. federal income tax purposes, its regarded owner) and M&F are exempt from U.S. federal backup withholding.  If the information on any such IRS Form W-9 becomes untrue or invalid prior to any Closing Date following the Initial Closing Date, the Person who provided such IRS Form W-9 shall deliver to Buyer a new duly executed, true and valid copy of IRS Form W-9 on or prior to such subsequent Closing Date.  If M&F or any Seller (or, if applicable, its regarded parent) fails to provide an IRS Form W-9 as described in this Section 4.04 (or if otherwise required due to a change in tax Law), Buyer shall be entitled to deduct and withhold from the amount of the Aggregate Purchase Price that would otherwise be payable to such Seller the amount required to be deducted and withheld with respect to the making of such payment under applicable tax Law, provided, however, that Buyer shall use commercially reasonable efforts to provide prior written notice to such Seller if Buyer intends to withhold any such amounts.  To the extent that such amounts are so properly deducted or withheld and paid over to the relevant taxing authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller with respect to which such amounts would have been paid absent such deduction or withholding.

ARTICLE V

MISCELLANEOUS PROVISIONS
Section 5.01  Notice.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery by hand, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a) if to Buyer, to:
c/o Caledonia (Private) Investments Pty Limited
PO Box R1760
Royal Exchange NSW 1225
Level 10, Hudson House, 131 Macquarie Street
Sydney NSW 2000
Attention: Matthew Moses, General Counsel
Email: mmoses@caledonia.com.au

with a copy to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Michael P. Brueck, P.C.
Email: michael.brueck@kirkland.com

(b) if to the Sellers, to:

c/o MacAndrews & Forbes Incorporated
35 E. 62nd Street, 3rd Floor
New York, NY  10065
Attention: General Counsel
Email: legaldepartment@mafgrp.com

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY  10019
Attention:  Adam O. Emmerich
Zachary S. Podolsky
Email:  AOEmmerich@wlrk.com
ZSPodolsky@wlrk.com

Section 5.02  Interpretation.  The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Any terms used in any certificate or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The word “will” shall be construed to have the same meaning as the word “shall.”  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”  The word “or” shall not be exclusive.  The phrase “date hereof” or “date of this Agreement” shall be deemed to refer September 11, 2020.  References to “business day”  shall mean a day, other than Saturday, Sunday or other day on which banks in New York are authorized or required by Law to close.  Unless the context requires otherwise, (i) any definition of or reference to any Contract, instrument or other document or any Law herein shall be construed as referring to such Contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (iv) all references herein to Articles and Sections shall be construed to refer to Articles and Sections of this Agreement.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
Section 5.03  Public Announcements; Confidentiality.  Buyer and the Sellers have agreed to the text of a press release announcing the execution of this Agreement.  The Sellers shall give Buyer and its legal counsel reasonable opportunity to review and comment on the Schedule 13D/A announcing the Transaction, and shall give due consideration to all reasonable additions, deletions and changes suggested by Buyer or its legal counsel thereon, prior to the filing thereof.  Except as may be required to comply with the requirements of any applicable Law, including the filing by Sellers or their affiliates of any other Schedule 13D/A, Form 4 or other appropriate filings with the SEC (in each case following reasonable prior consultation with Buyer), no party will issue any press release or make other public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior written consent of the Sellers, in the case of Buyer, or Buyer, in the case of the Sellers.  Buyer acknowledges and agrees that (i) the information being provided to it in connection with the Stock Purchase and the other transactions contemplated hereby is subject to the terms of the M&F Confidentiality Agreement and (ii) its obligations under this Agreement and the M&F Confidentiality Agreement are in furtherance and not in limitation of the Company Confidentiality Agreement.
Section 5.04  Expenses.  All fees and expenses incurred in connection with the Stock Purchase shall be paid by the party incurring such fees or expenses, whether or not the Stock Purchase is consummated.
Section 5.05  Assignment; Binding Agreement.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Buyer may assign its rights (and, subject to the provisos to this sentence, obligations) to any of its affiliates; provided, that any such assignment of obligations shall only be permitted if the Sellers (in the case of an assignment by Buyer) would not be adversely affected thereby; provided, further, that Buyer shall not be released from any of its obligations as a result of any such assignment of obligations without the prior written consent of the other parties, such consent not to be unreasonably withheld.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 5.06  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 5.07  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
Section 5.08  Specific Enforcement; Jurisdiction.
(a) The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement without proof of damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.  Each of the parties acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and that, without such right, none of the parties would have entered into this Agreement.  To the extent any party hereto brings any Action to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such party pursuant to the terms of this Agreement, the Outside Date (as defined in Section 5.13(b)(i)) shall automatically be extended by (i) the amount of time during which such Action is pending, plus twenty (20) business days, or (ii) such other time period established by the court presiding over such Action.
(b) Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and any federal appellate court therefrom (or, if United States federal jurisdiction is unavailable over a particular matter, the Supreme Court of the State of New York, New York County and any state appellate court therefrom), for the purpose of any Action arising out of or relating to this Agreement or the actions of Sellers or Buyer in the negotiation, administration, performance and enforcement thereof, and each of the parties hereby irrevocably agrees that all claims with respect to such Action may be heard and determined exclusively in any such court.  Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York and any federal appellate court therefrom (or, if United States federal jurisdiction is unavailable over a particular matter, the Supreme Court of the State of New York, New York County and any state appellate court therefrom) in the event any Action arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any Action arising out of or relating to this Agreement, on behalf of itself or its property, by U.S. registered mail to such party’s respective address set forth in Section 5.01 (provided, that nothing in this Section 5.08(b) shall affect the right of any party to serve legal process in any other manner permitted by Law) and (iv) agrees that it will not bring any Action relating to this Agreement in any court other than the United States District Court for the Southern District of New York and any federal appellate court therefrom (or, if United States federal jurisdiction is unavailable over a particular matter, the Supreme Court of the State of New York, New York County and any state appellate court therefrom).  Notwithstanding the foregoing, the parties hereto agree that a final trial court judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.
Section 5.09  No Third-Party Beneficiaries or Other Rights.  This Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any Person other than the parties to this Agreement and such successors and permitted assigns.

Section 5.10  Amendments; Waivers.  This Agreement and its terms may not be changed, amended, waived, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
Section 5.11  Further Assurances.  The Sellers and Buyer shall execute and deliver, or cause to be executed or delivered, all additional documents, agreements and other instruments and take all such further action as may be necessary to carry out the purposes and intents of this Agreement and applicable Law and to consummate such further transactions as may be reasonably required hereby or thereby.
Section 5.12  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 5.13  Termination.  This Agreement may be terminated at any time prior to the Closing Date:
(a) by mutual written consent of each party;
(b) by either Buyer or the Sellers, by written notice to the other parties:
(i)
if the Fourth Closing Date has not occurred on or before November 10, 2020 (as such date may be extended pursuant to Section 5.08(a) or this Section 5.13(b)(i), the “Outside Date”), unless the failure to consummate the Stock Purchase is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; provided, that, (x) if the Fourth Closing shall not have occurred prior to such date and all the conditions to the Fourth Closing, other than the conditions set forth in Section 1.03(a) or Section 1.03(b)(vi), shall have been satisfied or shall be capable of being satisfied at such time, the Sellers or Buyer may, by written notice to the other party or parties prior to such date, extend the Outside Date to January 10, 2021 (the “First Extended Outside Date”) and (y) if the Fourth Closing shall not have occurred prior to the First Extended Outside Date and all the conditions to the Fourth Closing, other than the conditions set forth in Section 1.03(a) or Section 1.03(b)(vi), shall have been satisfied or shall be capable of being satisfied at such time, the Sellers or Buyer may, by written notice to the other party or parties prior to such date, extend the Outside Date to March 10, 2021; or

(ii)
if any Legal Restraint permanently preventing or prohibiting the Stock Purchase shall be in effect and shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used its reasonable best efforts to prevent the entry of any such Legal Restraint and to appeal as promptly as possible any such Legal Restraint that may be entered.

Section 5.14  Effect of Termination.  Following the valid termination of this Agreement pursuant to Section 5.13, this Agreement shall be of no further force or effect without liability or obligation of any party hereto (or any direct or indirect equity holder, controlling person, partner, member, manager, stockholder, director, officer, employee, affiliate or agent or other representative of such party or such party’s affiliates or its or any of the foregoing’s successors or assigns).  Notwithstanding the previous sentence, nothing in this Agreement shall relieve any party hereto from any liability for fraud or willful breach of this Agreement prior to the valid termination of this Agreement.
Section 5.15  Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action arising out of this Agreement or the transactions contemplated hereby.  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Action, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 5.15.
Section 5.16  Non-Recourse.  Notwithstanding anything to the contrary in this Agreement or any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated herein, this Agreement may only be enforced against, and any Action for breach of this Agreement may only be made against, the entities that are expressly identified herein as parties to this Agreement and no former, current or future affiliate, subsidiary, general or limited partner, stockholder, controlling Person, manager, member, director, officer, employee, representative, agent or any of their respective assignees or successors of the parties hereto that is not a party to this Agreement shall have any liability for any liabilities or obligations of the parties hereto for any Action (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith, no party hereto shall have any rights of recovery in respect hereof against any affiliate of any of the other parties hereto and no personal liability shall attach to any affiliate of any of the parties hereto through such party or otherwise, whether by or through attempted piercing of the corporate veil, by the enforcement of any Judgment or by virtue of any applicable Law, or otherwise; provided, however, that nothing in this Section 5.16 shall limit the rights of the parties hereto against the other parties hereto under this Agreement.
Section 5.17  Survival.  The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall survive the Closing.  Each party agrees to indemnify, defend and hold harmless the other party, such other party’s affiliates and their respective directors, officers, employees, successors, assigns, agents and representatives, from and against all losses, liabilities, damages, deficiencies, demands, claims, actions, judgments or causes of action, assessments, costs or expenses (including, without limitation, interest, penalties and reasonable attorneys’ fees, disbursements and related charges) based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the indemnifying party contained in this Agreement or in any certificate delivered pursuant hereto.

Section 5.18  Entire Agreement.  This Agreement and the Exhibits hereto, along with the Sellers Disclosure Letter, and the M&F Confidentiality Agreement, constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.  Neither the Sellers, on the one hand, nor Buyer, on the other hand, shall be liable or bound to the other party in any manner by any representations, warranties or covenants relating to such subject matter, except as specifically set forth herein.
Section 5.19  Definitions.  As used herein, the following terms have the meanings ascribed thereto below:
“Action” shall mean any action, claim, charge, complaint, inquiry, investigation, examination, hearing, petition, suit, arbitration, mediation or other proceeding, in each case before any Governmental Entity, in law or in equity.
“affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  For purposes of this Agreement, none of the Sellers shall be deemed to be an affiliate of the Company or any of its subsidiaries.
“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement the form of which is set forth in Exhibit C.
“Company Confidentiality Agreement” shall mean that certain confidentiality agreement between Caledonia (Private) Investments Pty Limited and the Company, dated as of August 20, 2020.
“Company Stockholders’ Agreement” shall mean that certain Stockholders’ Agreement, dated as of September 6, 2000, by and among Scientific Games Corporation (formerly known as Autotote Corporation), M&F (formerly known as Mafco Holdings Inc.) (as successor-in-interest under the agreement to Cirmatica Gaming S.A.), The Oak Fund, Peconic Fund Ltd. Ramius Securities, LLC, and Olivetti International S.A., as amended and supplemented from time to time.
“Contract” shall mean any written contract, agreement, commitment, franchise, indenture, lease or license.
“Fair Value” shall mean the amount at which the assets (both tangible and intangible), in their entirety, of Buyer would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
“Fourth Closing Purchase Price” shall mean an amount in cash equal to the Fourth Closing Shares multiplied by the Per Share Purchase Price (as may be equitably adjusted by the last sentence of Section 1.01).

“Fourth Closing Shares” shall mean a number of Shares equal to 34.9% of the outstanding common stock of the Company on the Fourth Closing Date minus the sum of the Initial Closing Shares, the Second Closing Shares and the Third Closing Shares.
“Gaming Authority” shall mean any Governmental Authority with regulatory control or jurisdiction over the manufacture, sale, distribution or operation of gaming equipment or systems, the design, operation or distribution of internet gaming and sports wagering services or products, the ownership or operation of any current or contemplated casinos, or the ownership or conduct of any other gaming activities and operations.
“Gaming Law” shall mean, with respect to any Person, any Law governing or relating to the manufacture, sale, distribution or operation of gaming equipment or systems, the design, operation or distribution of internet gaming and sports wagering services or products, the ownership or operation of any current or contemplated casino, or online gaming and sports wagering products and services and any business transactions relating thereto or other gaming activities and operations of such Person and its subsidiaries, including, without limitation, the rules and regulations promulgated by any Gaming Authority.
“Governmental Authority” shall mean any United States (federal, state or local), tribal, or foreign government, or any political subdivision thereof, or any governmental, regulatory, judicial or administrative authority, agency, board, bureau or commission, including any Gaming Authority.
“Governmental Entity” shall mean any United States federal, state, local or other government, or any United States court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality.
“Initial Closing Purchase Price” shall mean an amount in cash equal to the Initial Closing Shares multiplied by the Per Share Purchase Price (as may be equitably adjusted by the last sentence of Section 1.01).
“Initial Closing Shares” shall mean a number of Shares equal to 9.9% of the outstanding common stock of the Company on the Initial Closing Date (or on the most recent practicable date prior to the Initial Closing Date as of which such share count is ascertainable by the parties).
“Liability” shall mean, collectively, any direct or indirect indebtedness, commitment, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, contingency, responsibility or other liability, in each case, whether fixed or unfixed, asserted or unasserted, known or unknown, liquidated or unliquidated, due or to become due, accrued or unaccrued, absolute, contingent or otherwise.
“M&F Confidentiality Agreement” shall mean that certain confidentiality agreement between Buyer and M&F, dated as of August 20, 2020.
“M&F/Company Agreement” shall mean that certain agreement between M&F and the Company, dated as of September 11, 2020, in the form provided to Buyer prior to the execution of this Agreement.

“Permitted Buyer Designee” shall mean a Person designated in writing to Sellers by Buyer that has duly executed and delivered to Sellers reasonably in advance of an applicable Closing a representation and agreement in form set forth in Exhibit D.
“Person” shall mean any individual, firm, corporation, partnership, limited partnership, company, limited liability company, trust, joint venture, association, Governmental Entity, unincorporated organization, syndicate or other entity, foreign or domestic.
“Second Closing Purchase Price” shall mean an amount in cash equal to the Second Closing Shares multiplied by the Per Share Purchase Price  (as may be equitably adjusted by the last sentence of Section 1.01).
“Second Closing Shares” shall mean a number of Shares equal to 9.9% of the outstanding common stock of the Company on the Second Closing Date (or on the most recent practicable date prior to the Second Closing Date as of which such share count is ascertainable by the parties).
“Sellers Disclosure Letter” shall mean the disclosure letter delivered by the Sellers to Buyer at or before the execution of this Agreement.
“Third Closing Purchase Price” shall mean an amount in cash equal to the Third Closing Shares multiplied by the Per Share Purchase Price (as may be equitably adjusted by the last sentence of Section 1.01).
“Third Closing Shares” shall mean a number of Shares equal to 9.9% of the outstanding common stock of the Company on the Third Closing Date (or on the most recent practicable date prior to the Third Closing Date as of which such share count is ascertainable by the parties).

Aggregate Purchase Price	Section 1.01
Agreement	Preamble
Antitrust Laws	Section 2.02(b)(i)
Board	Section 1.03(b)(v)
business day	Section 5.02
Buyer	Preamble
Closing	Section 1.02
Company	Preamble
date hereof	Section 5.02
date of this Agreement	Section 5.02
Equity Commitment Letter	Section 3.04
Equity Financing	Section 3.04
Equity Investor	Section 3.04
Exchange Act	Section 2.02(b)(iii)
First Extended Outside Date	Section 5.13(b)(i)
Fourth Closing	Section 1.02(d)
Fourth Closing Date	Section 1.02(d)

Gaming Approvals	Section 2.02(b)(ii)
Initial Closing	Section 1.02(a)
Initial Closing Date	Section 1.02(a)
Initial Outside Date	Section 5.13(b)(i)
Judgment	Section 2.04
Law	Section 2.01(b)
Legal Restraint	Section 1.03(a)(i)
Liens	Section 2.03
M&F	Section 1.03(b)(iv)
Nasdaq	Section 2.02(b)(iii)
New Directors	Section 1.03(b)(v)
Per Share Purchase Price	Section 1.01
Second Closing	Section 1.02(b)
Second Closing Date	Section 1.02(b)
Second Extended Outside Date	Section 5.13(b)(i)
Securities Act	Section 2.02(b)(iii)
Seller	Preamble
Seller Designee	Section 1.03(b)(v)
Sellers	Preamble
Shares	Preamble
Stock Purchase	Section 1.01
Third Closing	Section 1.02(c)
Third Closing Date	Section 1.02(c)

[Signature pages follow]

IN WITNESS WHEREOF, the Sellers and Buyer have duly executed this Agreement, all as of the date first written above.
PIVOT BUYER LLC By: Caledonia (Private) Investments Pty Limited, its Managing Member

By:	/s/ Matthew Moses
Name: Matthew Moses
Title: General Counsel

[Signature Page to Stock Purchase Agreement]

SGMS ACQUISITION CORPORATION

By:	/s/ Jeffrey A. Brodsky
Name: Jeffrey A. Brodsky
Title: Chief Financial Officer

RLX HOLDINGS TWO LLC

By:	/s/ Jeffrey A. Brodsky
Name: Jeffrey A. Brodsky
Title: Chief Financial Officer

SGMS ACQUISITION TWO LLC

By:	/s/ Jeffrey A. Brodsky
Name: Jeffrey A. Brodsky
Title: Chief Financial Officer

SGMS ACQUISITION THREE LLC

By:	/s/ Jeffrey A. Brodsky
Name: Jeffrey A. Brodsky
Title: Chief Financial Officer

MACANDREWS & FORBES GROUP, LLC

By:	/s/ Jeffrey A. Brodsky
Name: Jeffrey A. Brodsky
Title: Chief Financial Officer
[Signature Page to Stock Purchase Agreement]

Exhibit A:
Sellers

Seller	Shares
SGMS Acquisition Corporation	26,385,736
RLX Holdings Two LLC	3,125,000
SGMS Acquisition Two LLC	4,795,000
SGMS Acquisition Three LLC	770,000
MacAndrews & Forbes Group, LLC	1,630,000
TOTAL	36,705,736
A-1

Exhibit B
New Directors
•	Jamie Odell
•	Toni Korsanos

B-1

Exhibit C:
Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of [●], 2020, by and between Pivot Buyer LLC, a Delaware limited liability company (“Buyer”), and MacAndrews & Forbes Incorporated (formerly Mafco Holdings Inc.), a Delaware corporation (“M&F”).  Capitalized terms used but not defined herein are used as defined in the Stock Purchase Agreement, dated as of September 11, 2020 (the “Stock Purchase Agreement”), by and among Buyer and the Sellers named therein.
WHEREAS, pursuant to the terms of the Stock Purchase Agreement, M&F wishes to assign certain of its rights and obligations under the Company Stockholders’ Agreement to Buyer, and Buyer wishes to assume such rights and obligations, in each case effective immediately upon the Fourth Closing;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1)
Assignment.  M&F hereby assigns, conveys, transfers, grants, delivers and releases to Buyer, effective immediately upon the Fourth Closing, all of M&F’s right, title and interest in, to and under the Company Stockholders’ Agreement set forth in Section 5 (Registration Rights) thereof (for the avoidance of doubt, as modified by the letter agreement, dated February 15, 2007, between the Company and MacAndrews & Forbes Holdings Inc.) (the “Transferred Provisions”).

2)
Assumption and Agreement to be Bound.  Buyer hereby agrees, effective upon the Fourth Closing, to assume and be bound by the Transferred Provisions and, if requested by the Company, to execute and deliver a counterpart copy of an agreement in form and substance satisfactory to Buyer setting forth the Transferred Provisions.

3)
Assignability.  This Agreement and the rights hereunder shall not be assignable or transferable by either party without the prior written consent of the other party hereto.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.  Notwithstanding the foregoing, the Transferred Provisions shall be assignable by Buyer in accordance with Section 7 thereof.

4)	Amendment and Waiver. No amendment to this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto.
5)
Governing Law; Disputes.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within the State of New York (without regard to the conflicts of law principles of such State).  Any dispute arising out of this Agreement shall be submitted to the United States District Court located in the Borough of Manhattan in New York City (or, if United States Federal jurisdiction is unavailable over a particular matter,

C-1

the courts of the State of New York). Each party waives the right to a trial by jury in connection with any such dispute.
6)
Severability.  If any provision of this Agreement shall be held illegal, void or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect, and the parties hereto agree to take all actions necessary to give the fullest possible effect to the intentions of the parties with respect to the illegal, void or unenforceable provision.

7)	Counterparts. This Agreement may be executed in two counterparts, all of which taken together shall constitute one instrument.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
PIVOT BUYER LLC
By: Caledonia (Private) Investments Pty Limited, its Managing Member
By: _________________________ Name: Title:
MACANDREWS & FORBES INCORPORATED
By: _________________________ Name: Title:

C-2

Exhibit D:
Form of Buyer Designee Representation Letter and Agreement

Date:  _______________
Re:  Buyer Designee Representation Letter and Agreement
Ladies and Gentlemen:
Reference is made to the Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as of September 11, 2020, by and among Pivot Buyer LLC and the Sellers named therein (terms used and not defined herein have the meanings ascribed to them in the Stock Purchase Agreement).

This representation letter and agreement (this “Agreement”) is being delivered as a condition to the acquisition of Shares from one or more of the Sellers by [●] (“Buyer Designee”) pursuant to the terms and conditions of the Stock Purchase Agreement, and as required by Section 1.01 of the Stock Purchase Agreement, Buyer Designee hereby represent, warrant and agree as follows:
1. Power; Authorization; Enforceability.
(a) Buyer Designee is duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization.  Buyer Designee has all corporate or other organizational powers and all authority necessary to own or lease all of its properties and assets and to carry on its business as now conducted, except where the failure to have such power or authority would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated by the Stock Purchase Agreement or this Agreement or otherwise have a materially adverse effect on the ability of Buyer Designee to perform its material obligations under this Agreement or to consummate its portion of the Stock Purchase.
(b) Buyer Designee has all requisite corporate or other power and authority to execute and deliver this Agreement and to consummate its portion of the Stock Purchase.  The execution and delivery by Buyer Designee of this Agreement and the consummation by it of its portion of the Stock Purchase have been duly authorized by all necessary corporate, limited liability company or other organizational action on the part of Buyer Designee.  Buyer Designee has duly executed and delivered this Agreement and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a proceeding at law or in equity).
2. No Conflicts; No Consents.
(a) The execution and delivery by Buyer Designee of this Agreement does not, and the consummation of Buyer Designee’s portion of the Stock Purchase and compliance with the terms hereof and of the Stock Purchase Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Buyer Designee under, any provision of (i) the organizational documents of Buyer Designee, (ii) any Contract to which Buyer Designee is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.02(b) hereof, any Judgment or Law applicable to Buyer Designee or any of its affiliates or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of Buyer Designee to perform its obligations under this Agreement or to consummate its portion of the Stock Purchase.
(b) The execution, delivery and performance by Buyer Designee of this Agreement and the consummation by Buyer Designee of the transactions contemplated hereby require no consent, approval, authorization or permit of or other action by, or filing, declaration, registration with, or notification to any Governmental Authority other than:
(i)	compliance with and filings under the Antitrust Laws;
(ii)	the Gaming Approvals;
(iii)
any filings required under, and compliance with any other applicable requirements of, the Securities Act, the Exchange Act and any other applicable Laws concerning state or federal securities or the rules and regulations of Nasdaq; or

(iv)
any consents, approvals, authorizations, permits, filings, declarations, actions, registrations, or notifications the absence of which would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby.

3. Investment Intention; Accredited Investor.
Buyer Designee has knowledge and experience in financial and business matters and it is capable of evaluating the merits and risks of acquiring the Shares.  Buyer is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act.  Buyer will acquire the Shares for investment purposes, for its own account and not with a view towards distribution or for sale in violation of the Securities Act.  Buyer is acting as principal, and not as agent, in connection with the Stock Purchase and applicable Laws concerning federal and state securities.  Buyer understands that the Shares have not been registered under the Securities Act, or any applicable state or foreign securities Law, and cannot be sold unless subsequently registered under the Securities Act or applicable Laws concerning foreign securities or pursuant to an applicable exemption therefrom and pursuant to applicable Laws concerning state securities, as applicable.
4. Financing.

As and when needed, Buyer Designee will have access to funds sufficient to consummate its portion of the Stock Purchase and to make all payments required to be made in connection therewith, including the payment in full of the purchase price and all other amounts, costs, fees and expenses of or payable by Buyer Designee in connection with the transactions contemplated hereunder or under the Stock Purchase Agreement.
5. Solvency.
Immediately after giving effect to the consummation of the transactions contemplated by this Agreement:
(a) the Fair Value of the assets of Buyer Designee shall be greater than the total amount of Buyer Designee’s liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), taken as a whole;
(b) Buyer Designee shall be able to pay its debts and obligations in the ordinary course of business as they become due; and
(c) Buyer Designee shall have adequate capital to carry on its current businesses and all businesses in which it is about to engage.
6. Brokers and Other Advisors.
No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Stock Purchase based upon arrangements made by or on behalf of Buyer Designee or its affiliates and for which any Seller would be liable.
7. Ownership of Company Stock.
Except for Shares acquired as part of the Stock Purchase, none of Buyer Designee or any of its affiliates owns or immediately prior to any of the Closings will own (directly or indirectly, beneficially or of record), or is or at any time prior to any of the Closings will be a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company other than this Agreement and the Stock Purchase Agreement for which any Seller would be liable.
8. Absence of Litigation.
There is no Action pending against or, to the knowledge of Buyer Designee, threatened against, or any Judgment imposed upon, Buyer Designee or any of its affiliates before or by, or any settlement agreement or other similar written agreement with, any Governmental Entity of competent jurisdiction that would reasonably be expected to prevent, impair or materially delay the performance of this Agreement or the consummation of Buyer Designee’s consummation of its portion of the Stock Purchase.
9. Gaming Approvals and Licensing Matters.

Immediately prior to any Closing in which Buyer Designee consummates in whole or in part its portion of the Stock Purchase, neither Buyer Designee nor any of its officers, directors or affiliates, or any existing beneficial owner of five percent (5%) or more of the voting stock of Buyer Designee, in each case who or which will be required to be licensed or found qualified and/or suitable under applicable Gaming Laws in connection with ownership of the Shares, has ever been denied a gaming license, approval, or related finding of suitability by any Gaming Authority, or had any gaming license or approval revoked or suspended.  As of the date hereof, there are no facts or circumstances with respect to Buyer or any of its affiliates insofar as such affiliate-owned interest would be attributable to Buyer under any applicable Gaming Law, that would prevent or materially delay receipt of any Gaming Approvals.
10. Disclaimer.
Notwithstanding anything to the contrary herein, (a) none of the Sellers or any other Person shall be deemed to make to Buyer Designee any representation or warranty, expressed or implied, and each of the Sellers hereby disclaims any such other representations and warranties, other than, in each case, as expressly made by such Seller in ARTICLE II of the Stock Purchase Agreement and (b) without limiting the foregoing, none of the Sellers or any other Person makes any representation or warranty to Buyer Designee with respect to (i) the Company or any of its affiliates or their respective businesses or financial condition or any projections, estimates or budgets or future results of operations of the Company or any of its affiliates, or (ii) any other information or documents (financial or otherwise) made available to Buyer Designee or its counsel, accountants or advisors with respect to the Company or any of its affiliates.  Buyer Designee hereby acknowledges and agrees to such disclaimer and that, except to the extent specifically set forth in ARTICLE II of the Stock Purchase Agreement (any breaches or inaccuracies of which may only be enforced by Buyer, and not by Buyer Designee in any circumstances), Buyer Designee is purchasing the Shares on an “as is, where is” basis.  Buyer Designee has relied on publicly available information concerning the Company and its business, information provided to Buyer Designee directly by the Company or its representatives and on Buyer Designee’s own due diligence investigations, in order to evaluate the merits of the transactions contemplated by this Agreement and the Stock Purchase Agreement applicable to Buyer Designee.  Buyer Designee also acknowledges that each Seller or their affiliates may be in possession of material, non-public information relating to the Company and/or the Shares and, in that event, will not disclose such information to Buyer Designee and Buyer Designee further acknowledges that it is prepared to purchase the Shares from such Seller on the foregoing basis and thereby waives any right to rescind or invalidate the purchase of the Shares from such Seller or seek any damages or other remuneration from such Seller based on the possession of any material, non-public information by such Seller or the lack of possession of any such material, non-public information by Buyer.

Very truly yours,

SGMS ACQUISITION CORPORATION
RLX HOLDINGS TWO LLC
SGMS ACQUISITION TWO LLC

SGMS ACQUISITION THREE LLC
MACANDREWS & FORBES GROUP, LLC

Accepted and agreed as of
the date first above written:
BUYER DESIGNEE: _________________________
By:  _____________________________
      Name:
      Title:

Schedule 4.03
•	Barry F. Schwartz